                                                                     Exhibit 4.2

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                       AMERICAN INTERNATIONAL GROUP, INC.



                                 --------------




                          SECOND SUPPLEMENTAL INDENTURE


                           Dated as of March 15, 2007


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             (Supplemental to the Junior Subordinated Debt Indenture
                          Dated as of March 13, 2007)

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                              THE BANK OF NEW YORK,
                                   as Trustee









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

      SECOND SUPPLEMENTAL INDENTURE, dated as of March 15, 2007, between American International Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), and The Bank of New York, a New York banking corporation, as Trustee (herein called "Trustee");



                                       R E C I T A L S:

      WHEREAS, the Company has heretofore executed and delivered to the Trustee a Junior Subordinated Debt Indenture, dated as of March 13, 2007 (the "Indenture"), providing for the issuance from time to time of the Company's unsecured debentures, notes or other evidences of indebtedness (herein and therein called the "Securities"), to be issued in one or more series as provided in the Indenture;

      WHEREAS, Section 901 of the Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form and terms of a series of Securities;

      WHEREAS, Section 201 of the Indenture permits the form of Securities of a series to be established in an indenture supplemental to the Indenture;

      WHEREAS, Section 301 of the Indenture permits certain terms of a series of Securities to be established pursuant to an indenture supplemental to the Indenture;

      WHEREAS, pursuant to Sections 201 and 301 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Second Supplemental Indenture;

      WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done;

      NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

      For and in consideration of the premises and the purchase of the Securities of the series established by this Second Supplemental Indenture by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

                                   ARTICLE ONE

                        DEFINITIONS AND OTHER PROVISIONS
                             OF GENERAL APPLICATION

SECTION 1.1 RELATION TO INDENTURE

      This Second Supplemental Indenture constitutes a part of the Indenture (the provisions of which, as modified by this Second Supplemental Indenture, shall apply to the Debentures) in respect of the Debentures but shall not modify, amend or otherwise affect the Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

SECTION 1.2 DEFINITIONS

      For all purposes of this Second Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.2 have the respective meanings assigned hereto in this Section 1.2 and (ii) which are defined in the Indenture (and which are not defined in this Section 1.2) have the respective meanings assigned thereto in the Indenture. For all purposes of this Second Supplemental Indenture:

      1.2.1 Unless the context otherwise requires, any reference to an Article or Section refers to an Article or Section, as the case may be, of this Second Supplemental Indenture;

      1.2.2 The words "herein", "hereof" and "hereunder" and words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

      1.2.3 (a) The terms defined in this Section 1.2.3 have the meanings assigned to them in this Section and include the plural as well as the singular:

      "Additional Amounts" has the meaning set forth in Section 2.1(r).

      "APM Commencement Date" means, with respect to any Deferral Period, the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Company pays any current interest on the Debentures and (ii) the fifth anniversary of the commencement of such Deferral Period.

      "APM Common Stock" means an aggregate number of shares of Common Stock, including any shares of Common Stock held in treasury, and any shares of Common Stock sold pursuant to the Company's dividend reinvestment or similar plan or sold pursuant to any Employee Benefit Plan, up to the Maximum Share Number.

      "APM Qualifying Securities" means APM Common Stock, Qualifying Warrants and Qualifying Non-Cumulative Preferred Stock.

      "Assurance Agreement" means the agreement of the Company, dated as of June 27, 2005, in favor of eligible employees and relating to specified obligations of Starr International Company, Inc. (as such agreement may be amended, supplemented, extended, modified or replaced from time to time).

      "Bankruptcy Event" means an Event of Default set forth in Sections 501(5) or (6) of the Indenture.

      "Beneficial Owner" means a beneficial owner of the Debentures for U.S. federal income tax purposes.

      "Business Combination" means a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other Person or a similar transaction.

      "Business Day" is any day, other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (ii) a day that is not a London Banking Day.

      "Calculation Agent" means AIG Financial Products Corp., or any other Person appointed by the Company, acting as calculation agent for the Debentures. Any successor or substitute Calculation Agent may be an Affiliate of the Company. All calculations and determinations by the Calculation Agent shall be final and binding on the Holders of the Debentures and the Company absent manifest error.

      "Capital Stock" for any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) shares issued by that Person.

      "Commercially Reasonable Efforts" means, for purposes of selling Qualifying Capital Securities, commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to third parties that are not Subsidiaries of the Company in public offerings or private placements. The Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

      "Common Stock" means the common stock, par value $2.50 per share, of the Company.

      "Continuing Director" means a director who was a director of the Company at the time of the initial approval of the definitive agreement relating to a Business Combination transaction by the Company's Board of Directors.

      "Current Stock Market Price" of the APM Common Stock on any date shall mean (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Stock is traded, or
(ii) if the Common Stock is not listed on any U.S. securities exchange on the relevant date, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

      "Debentures" has the meaning set forth in Section 2.1(a).

      "Deferral Period" means each period beginning on an Interest Payment Date with respect to which the Company either (A) elects pursuant to Section 2.1(g) to defer all or part of any interest payment due on an Interest Payment Date or
(B) fails to pay all or any part of any interest payment due on an Interest Payment Date within five Business Days after the Interest Payment Date and ending on the earlier of (i) the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all accrued and previously unpaid interest on the Debentures.

      "Eligible APM Proceeds" means, with respect to any Interest Payment Date, the net proceeds (after underwriters' or placement agents' fees, commissions or discounts and other expenses relating to the issuance or sale) that the Company has received during the 180-days prior to the related Interest Payment Date from the issuance or sale of APM Qualifying Securities to Persons that are not Subsidiaries. This includes, without limitation, sales pursuant to any dividend reinvestment or similar plan and sales made pursuant to any Employee Benefit Plan.

      "Eligible Repayment Proceeds" means, with respect to any Repayment Date, the Applicable Percentage of the net proceeds the Company has received from the issuance of Qualifying Capital Securities that the Company has sold during a 180-day period ending on a notice date not more than 30 or less than 10 Business Days prior to such Repayment Date.

      "Employee Benefit Plan" means any written or oral purchase, savings, option, bonus, appreciation, profit sharing, thrift, incentive, pension or similar plan or arrangement or any written or oral compensatory contract or arrangement.

      "Enforcement Event" means any one of the following events:

      (1) failure by the Company to observe, satisfy or perform any of the covenants or agreements contained in this Second Supplemental Indenture or the Indenture (other than (i) any covenant or agreement in the Indenture expressly declared inapplicable herein, (ii) a covenant or agreement in respect of the Debentures a default in whose observance, satisfaction or performance is elsewhere specifically dealt with in this Second Supplemental Indenture or the Indenture (including without limitation Article X of the Indenture), or (iii) an event which is, or with the passage of time and/or giving of notice would result in, an Event of Default) on the part of the Company in respect of the Debentures that continues following a period of 60 days after the date on which written notice of such failure, requiring the Company to remedy the same and stating that it is a notice with respect to an Enforcement Event hereunder, shall have been given to the Company by the Trustee by registered mail, or to the Company and the Trustee by the Holders of at least a majority in the aggregate principal amount of the Debentures at the time Outstanding; or

      (2) unless otherwise provided for in Section 2.1(d), the Company's failure to use Commercially Reasonable Efforts to raise sufficient Eligible Repayment Proceeds as required by Section 2.1(d); or

      (3) the Company's failure (a) to use commercially reasonable efforts to raise Eligible APM Proceeds, or (b) to pay deferred interest on the Debentures, in either case as required by Section 2.1(h) or (i).

      "Event of Default" has the meaning set forth in Section 2.1(j).

      "Final Maturity Date" has the meaning set forth in Section 2.1(d)(iii).

      "Indebtedness" means all indebtedness and obligations (other than the Debentures) of, or Guaranteed or assumed by, the Company that (i) are for borrowed money or (ii) are evidenced by bonds, debentures, notes or other similar instruments.

      "Interest Payment Date" means a Semi-Annual Interest Payment Date or a Quarterly Interest Payment Date, as the case may be.

      "Interest Period" means the period from and including any Interest Payment Date (or, in the case of the first Interest Payment Date, March 15, 2007) to but excluding the next Interest Payment Date.

      "London Banking Day" means any day on which dealings in pounds Sterling are transacted in the London interbank market.

      "Make-Whole Redemption Price" means the sum, as determined by the Calculation Agent, of the present values of the remaining scheduled payments of principal (assuming for this purpose that the Debentures are to be redeemed at their principal amount on March 15, 2017) discounted from March 15, 2017, and interest thereon that would have been payable to and including March 15, 2017 (not including any portion of any payment of interest accrued to the Redemption
Date) discounted from the relevant Interest Payment Date to the Redemption Date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Sterling Gross Redemption Yield (determined by reference to the middle market price) at 11:00 a.m.,

London time, on the Reference Date of the Sterling Reference Bond plus (i) 0.50% in the case of any redemption in whole upon the occurrence of a Rating Agency Event or a Tax Event or (ii) 0.15% in all other cases.

      "Market Disruption Event" means, for purposes of sales of APM Qualifying Securities pursuant to Section 2.1(h) or sales of Qualifying Capital Securities pursuant to Section 2.1(d), as applicable (collectively, the "Permitted Securities"), the occurrence or existence of any of the following events or sets of circumstances:

      (a) trading in securities generally (or in the Common Stock specifically) on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which the Company's Capital Stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant regulatory body or governmental agency having jurisdiction that materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Permitted Securities; or

      (b) the Company would be required to obtain the consent or approval of its stockholders or the consent or approval of, license from, or registration with, a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue and sell Permitted Securities, and the Company fails to obtain that consent or approval or to receive such license or effect such registration notwithstanding its commercially reasonable efforts to obtain that consent, approval, license or registration; or

      (c) an event occurs and is continuing as a result of which the offering document for the offer and sale of Permitted Securities would, in the Company's reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading, provided that one or more events described under this clause (c) shall not constitute a Market Disruption Event with respect to a period of more than 90 days in any 180-day period; or

      (d) the Company reasonably believes that the offering document for the offer and the sale of Permitted Securities would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in clause (c) of this definition) and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that one or more events described under this clause (d) shall not constitute a Market Disruption Event with respect to a period of more than 90 days in any 180-day period; or

      (e) a banking moratorium shall have been declared by the federal or state authorities of the United States that results in a disruption of any of the markets on which the Company's securities, including any obligations of any other Person Guaranteed by the Company, are trading; or

      (f) a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States; or

      (g) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis, such that market trading in the Company's Capital Stock has been materially disrupted; or

      (h) there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, that materially disrupts the capital markets such as to make it, in the Company's judgment, impracticable or inadvisable to proceed with the offer and sale of Permitted Securities.

      "Maximum Share Number" has the meaning set forth in Section 2.1(h).

      "Maximum Warrant Number" has the meaning set forth in Section 2.1(h).

      "Net Payment" means a payment by the Company or any Paying Agent on the Debentures, including payment of principal and interest, after deduction for any present or future withholding tax, assessment, or other governmental charge on the Additional Amounts.

      "Non-U.S. Person" means any Person who, for U.S. federal income tax purposes is (a) an individual that is a nonresident alien, (b) a corporation organized or created under non-U.S. law, (c) a foreign partnership, one or more members of which, for U.S. federal income tax purposes, is a corporation organized or created under non-U.S. law, a nonresident alien individual or a nonresident alien fiduciary of a non-U.S. estate or trust or (d) a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a Debenture.

      "Outstanding" has the meaning set forth in Section 2.1(d).

      "pari passu", as applied to the ranking of any obligation of a Person in relation to any other obligation of such Person, means in any bankruptcy, insolvency or receivership proceeding that each such obligation either (i) is not subordinated or junior in right of payment to any other obligation or (ii) is subordinate or junior in right of payment to the same obligations as is the other, and is so subordinate or junior to the same extent, and is not subordinate or junior in right of payment to each other or to any obligation as to which the other is not so subordinate or junior.

      "Preferred Stock Issuance Cap" has the meaning set forth in Section 2.1(i)(1).

      "Prospectus Supplement" means the prospectus supplement dated March 8, 2007 relating to the Debentures.

      "Qualifying Non-Cumulative Preferred Stock" means the Company's non-cumulative perpetual preferred stock that (i) contains no remedies other than Permitted Remedies and (ii)(a) is redeemable, but is subject to Intent-Based Replacement Disclosure, and has a provision that prohibits the Company from making any distributions thereon upon its failure to satisfy one or more financial tests set forth therein or (b) is subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant.

      "Qualifying Warrants" means net share settled warrants to purchase Common Stock that (i) have an exercise price per share greater than the Current Stock Market Price as of the date of pricing thereof, (ii) the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to repurchase for cash in any circumstances and (iii) do not entitle the holders thereof to purchase a number of shares of Common Stock in excess of the applicable Maximum Warrant Number.

      "Quarterly Interest Payment Date" has the meaning set forth in Section 2.1(e).

      "Quarterly Interest Period" means the Interest Period relating to any Quarterly Interest Payment Date.

      "Rating Agency Event" means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act (or any successor provision or, upon adoption, any rule for the registration of nationally recognized statistical rating organizations adopted by the Commission), that, as of March 8, 2007, publishes a rating for the Company (a "Rating Agency") to its equity credit criteria for securities similar to the Debentures, as such criteria is in effect on March 8, 2007 (the "Current Criteria"), which change results in a lower equity credit being given to the Debentures as of the date of such change than the equity credit that would have been assigned to the Debentures as of the date of such change by such Rating Agency pursuant to its Current Criteria.

      "Redemption Price" has the meaning set forth in Section 2.1(q).

      "Reference Date" means the date which is three Business Days prior to the date fixed for redemption.

      "Regular Record Date" for the payment of any current interest payable on any Interest Payment Date, the date specified in Section 2.1(f) and for the payment of deferred interest, the date specified in Section 2.1(g)(ii).

      "Repayment Date" means the Scheduled Maturity Date and each Interest Payment Date thereafter until the Company shall have repaid, redeemed, defeased or otherwise acquired all of the Debentures.

      "Replacement Capital Covenant" means the replacement capital covenant, dated as of March 15, 2007, of the Company relating to the Debentures, as the same may be amended or supplemented from time to time in accordance with the provisions thereof.

      "Reuters Screen LIBOR01" means the display designated on Reuters Screen LIBOR01 (or such other page or service as may replace the Reuters Screen LIBOR01 as selected by the Calculation Agent or such other page and service as may be selected by the Calculation Agent from time to time).

      "Scheduled Maturity Date" has the meaning set forth in Section 2.1(d).

      "Semi-Annual Interest Payment Date" has the meaning set forth in Section 2.1(e).

      "Sterling Gross Redemption Yield" means, the gross redemption yield on the Sterling Reference Bond (as calculated by the Calculation Agent on the basis set out in the United Kingdom Debt Management Office in the paper "Formulae for Calculating Gilt Prices from Yields" page 4, Section One: Price/Yield Formulae "Conventional Gilts; Double-dated and Undated Gilts with Assumed (or Actual) Redemption on a Quasi-Coupon Date" (published on June 8, 1998 and updated on March 15, 2002 and as further updated or amended) on a semi-annual compounding basis (converted on an annualized yield and rounded up (if necessary) to four decimal places)).

      "Sterling Reference Bond" means the 4.00% Treasury Stock due September 7, 2016, or if such stock is no longer in issue such other United Kingdom government stock with a maturity date as near as possible to March 15, 2017, as the Calculation Agent may, with the advice of the Sterling Reference Market Makers, determine to be appropriate by way of substitution for the 4.00% Treasury Stock due September 7, 2016.

      "Sterling Reference Market Makers" means three brokers or market makers of gilts selected by the Calculation Agent.

      "Stock and Warrant Issuance Cap" has the meaning set forth in Section 2.1(i)(1).

      "Tax Event" means that the Company has requested and received an Opinion of Counsel (which counsel need not be satisfactory to the Trustee) experienced in such matters to the effect that, as a result of any:

      (a) amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after March 8, 2007;

      (b) proposed change in those laws or regulations that is announced after March 8, 2007;

      (c) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after March 8, 2007; or

      (d) threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures;

there is more than an insubstantial risk that interest payable by the Company on the Debentures is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

      "Three-month Sterling LIBOR" means, with respect to any Quarterly Interest Period, the rate (expressed as a percentage per annum) for deposits in pounds Sterling for a three-month period that appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on the first day of such Quarterly Interest Period. If Three-month Sterling LIBOR cannot be determined as described in the prior sentence, the rate for such Interest Period will be determined on the basis of the rates at which deposits in pounds Sterling are offered by four leading banks selected by the Calculation Agent, at approximately 11:00 a.m., London time, on the first day of such Interest Period, to prime banks in the London interbank market for a period of three months commencing on the first day of such Interest Period. These quotations will be based upon a principal amount that is representative of a single transaction in pounds Sterling in such market at the time. If two or more quotations are provided, Three-month Sterling LIBOR for the Interest Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, Three-month Sterling LIBOR will be the arithmetic mean of the rates quoted by major banks in London, selected by the Calculation Agent, at approximately 11:00 a.m., London time, on the first day of such Interest Period. The rates quoted will be for loans in pounds Sterling for a three-month period to leading European banks commencing on the first day of such Interest Period. Rates quoted must be based on a principal amount that is representative of a single transaction in pounds Sterling in such market at that time. If fewer than three banks are quoting rates, Three-month Sterling LIBOR for the applicable period will be the same as Three-month Sterling LIBOR as determined for the previous Quarterly Interest Period, or, in the case of the Quarterly Interest Period beginning on March 15, 2017, Three-month Sterling LIBOR will be 5.53%.

      "United Kingdom Obligation" means any security which is (i) a direct obligation of the United Kingdom for the payment of which the full faith and credit of the United Kingdom is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency of instrumentality of the United Kingdom the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United Kingdom, which, in either case (i) or
(ii), is not callable or redeemable at the option of the issuer thereof.

      "U.S." means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

      "Voting Stock" means equity securities which ordinarily have voting power for the election of directors, whether at all times or only so long as no senior class of equity securities has such voting power by reason of any contingency.

      (b) "Applicable Percentage", "Intent-Based Replacement Disclosure", "Permitted Remedies" and "Qualifying Capital Securities" shall have the respective meanings set forth in the Replacement Capital Covenant as in effect on the date hereof and as it may be amended pursuant to its terms consistent with Section 2.1(s).


                                   ARTICLE TWO

                 GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

SECTION 2.1 TERMS OF DEBENTURES

      Pursuant to Sections 201 and 301 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

      (a) Designation. The Securities of this series shall be known and designated as the "5.75% Series A-2 Junior Subordinated Debentures" of the Company (the "Debentures"). The CUSIP number of the Debentures is 026874BF3. The Bank of New York will act as the paying agent for the Debentures.


      (b) Aggregate Principal Amount. The maximum aggregate principal amount of the Debentures that may be authenticated and delivered under the Indenture and this Second Supplemental Indenture is (pounds)750,000,000 (except for Debentures authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture or Section 3.5 of this Second Supplemental Indenture); provided, however, that the Company may from time to time authenticate and deliver under the Indenture and this Second Supplemental Indenture up to (pounds)750,000,000 additional amount of Debentures, which Debentures may accrue interest from a different date than the Debentures, as may be specified pursuant to Section 301 of the Indenture, so long as the Company reasonably determines that the additional Debentures so authenticated and delivered will be fungible for United States federal income tax purposes. From time to time the Company may execute and deliver, and upon Company Order the Trustee shall authenticate and deliver, additional Debentures.

      (c) Form and Denominations. The Debentures will be issued only in fully registered form, and the authorized denominations of the Debentures shall be (pounds)50,000 principal amount and even multiples thereof. The Debentures will initially be issued in the form of one or more Global Securities substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Debentures will be denominated in pounds Sterling ("Sterling") and payments of principal, premium if any and interest will be made in Sterling. If Sterling is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or Sterling is no longer used by the United Kingdom as its currency, then all payments in respect of the Debentures will be made in U.S. dollars until Sterling is again available to the Company or so used. The amount payable on any date in Sterling will be converted into U.S. dollars on the basis of the most recently available market exchange rate for Sterling as determined by the Calculation Agent. Any payment in U.S. dollars pursuant to this Section 2.1(c) will not be deemed a default or Enforcement Event under the Indenture.

      (d) Scheduled Maturity Date.

            (i) The principal amount of, and all accrued and unpaid interest on, the Outstanding Debentures shall be payable in full on March 15, 2037, or if such day is not a Business Day, the next Business Day (the "Scheduled Maturity Date"); provided that in the event the Company has delivered an Officers' Certificate to the Trustee pursuant to clause (vi) of this
      Section 2.1(d) in connection with the Scheduled Maturity Date, (A) the principal amount of Debentures payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment accompanying such Officers' Certificate, (B) such specified principal amount of Debentures shall be repaid on the Scheduled Maturity Date pursuant to Article III, and (C) subject to clause (ii) of this Section 2.1(d), the remaining Debentures shall remain Outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.1(o) or shall become due and payable pursuant to Section 502 of the Indenture or clause (iii) of this Section 2.1(d). The Outstanding Debentures shall be due and payable on the Scheduled Maturity Date except to the extent so specified in an Officers' Certificate delivered to the Trustee not more than 30 and not less than 10 Business Days immediately preceding the Scheduled Maturity Date.

            (ii) In the event the Company has delivered an Officers' Certificate to the Trustee pursuant to clause (vi) of this Section 2.1(d) in connection with any Quarterly Interest Payment Date, the principal amount of Debentures payable on such Quarterly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers' Certificate, such principal amount of Debentures shall be repaid on such Quarterly Interest Payment Date pursuant to Article III, and the remaining Debentures shall remain Outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.1(o) or shall become due and payable pursuant to
      Section 502 of the

      Indenture or clause (iii) of this Section 2.1(d). The Outstanding Debentures shall be due and payable on any Quarterly Interest Payment Date except to the extent so specified in an Officers' Certificate delivered to the Trustee not more than 30 and no less than 10 Business Days immediately preceding such Quarterly Interest Payment Date.

            (iii) Notwithstanding anything to the contrary set forth in this Second Supplemental Indenture, the principal of, and all accrued and unpaid interest on, all Outstanding Debentures shall be due and payable on March 15, 2067, or if such day is not a Business Day, the following Business Day (the "Final Maturity Date").

            (iv) Any repayment of principal and current interest on the Debentures pursuant to this Section 2.1(d) on any date prior to the Final Maturity Date shall not affect the Company's obligations under Section 2.1(h) with respect to the payment of deferred interest on the Debentures. For the purpose of clarity, it is possible that the Company may repay the principal and current interest on a Debenture pursuant to this Section 2.1(d) but still be obligated to pay deferred interest on the Debenture. For the purposes of the definition of "Outstanding" in the Indenture, a Debenture, as to which principal and current interest has been repaid, redeemed or otherwise satisfied by the Company, shall for all purposes of the Indenture and this Second Supplemental Indenture, other than for purposes of Article XI of the Indenture and Section 2.1(d) and Article III of this Second Supplemental Indenture, be deemed Outstanding so long as any deferred interest on such Debenture remains unpaid.

            (v) Until principal and current interest on all Outstanding Debentures are paid in full, the principal of all Outstanding Debentures is automatically accelerated as provided in Section 2.1(k) or a declaration of acceleration pursuant to Section 502 of the Indenture occurs, the Company shall use Commercially Reasonable Efforts, subject to a Market Disruption Event:

                  (A) to raise sufficient Eligible Repayment Proceeds during a
            180-day period ending on a date not more than 30 and not less than 10 Business Days prior to the Scheduled Maturity Date to permit repayment of the principal and current interest on all Outstanding Debentures in full on the Scheduled Maturity Date; and

                  (B) if the Company is unable for any reason to raise
            sufficient Eligible Repayment Proceeds to permit repayment in full of the principal amount of and current interest on all the Outstanding Debentures on the Scheduled Maturity Date or any subsequent Quarterly Interest Payment Date, to raise sufficient Eligible Repayment Proceeds to permit repayment of the principal and current interest on all Outstanding Debentures in full on the next Quarterly Interest Payment Date pursuant to clause (ii) of this Section 2.1(d).

            (vi) The Company shall, if it has not raised sufficient Eligible Repayment Proceeds in connection with any Repayment Date, deliver an Officers' Certificate to the Trustee no more than 30 and no less than 10 Business Days in advance of such Repayment Date stating the amount of Eligible Repayment Proceeds, if any, raised pursuant to clause (v) above in connection with such Repayment Date. Each Officers' Certificate delivered pursuant to this clause (vi), unless no principal amount of Debentures is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the Debentures to be repaid on such Repayment Date, which amount shall be determined after giving effect to clause
      (viii) of this Section 2.1(d).

            (vii) The Company shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (v) above if such Officers' Certificate further certifies that: (A) a Market Disruption Event was existing at any time during the period commencing 180 days prior to the date of such Officers' Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the period commencing on the immediately preceding Quarterly Interest Payment Date and ending on the Business Day immediately preceding the date of such Officers' Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180-day period or, in the case of any Repayment Date after the Scheduled Maturity Date, the period since the most recent Quarterly Interest Payment Date, as the case may be, or (2) the Market Disruption Event continued for only part of the relevant period, but the Company was unable after Commercially Reasonable Efforts to raise sufficient Eligible Repayment Proceeds during the rest of that period to permit repayment of the Debentures in full.

            (viii) Payments on the Debentures on any Repayment Date shall be applied, first, to the extent permitted by Section 2.1(i), to deferred interest to the extent of Eligible APM Proceeds raised pursuant to Section 2.1(i), second, to current interest and, third, to the repayment of the principal of Debentures; provided that if the Company is obligated to sell Qualifying Capital Securities and repay any outstanding pari passu securities in addition to the Debentures, then on any date and for any period such payments shall be applied to the Debentures and those other pari passu securities having the same scheduled maturity date as the Debentures pro rata in accordance with their respective outstanding principal amounts and none of such payments shall be applied to any other pari passu securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Debentures has been paid in full, except to the extent permitted by clause (vii) of
      Section 2.1(g) and the first sentence of Section 2.1(h). If the Company has raised less than $5,000,000 of Eligible Repayment

      Proceeds during the relevant 180-day or three-month period, the Company will not be required to repay any Debentures on the relevant Repayment Date, but it will repay the applicable principal amount of the Debentures on the next Quarterly Interest Payment Date as of which the Company has raised at least $5,000,000 of Eligible Repayment Proceeds.

      (e) Rate of Interest. The Debentures shall bear interest (i) from and including March 15, 2007 to but excluding March 15, 2017 at the rate of 5.75% per annum, computed on the basis of the number of days from and including the date on which interest begins to accrue during the relevant Interest Period to but excluding the scheduled date on which such interest is payable, divided by the number of days in the relevant Interest Period (including the first day but excluding the last day of such Interest Period), and (ii) beginning on and including March 15, 2017, at an annual rate equal to Three-month Sterling LIBOR plus 1.705%, computed on the basis of a 365-day year and the actual number of days elapsed. All percentages resulting from any calculation of Three-month Sterling LIBOR will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. Subject to Sections 2.1(g) and (h): (x) prior to and including March 15, 2017, interest on the Debentures shall be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007 (each such date, a "Semi-annual Interest Payment Date"), and (y) after March 15, 2017, interest on the Debentures shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2017, or if any such day is not a Business Day, the following Business Day, unless such postponement would cause the day to fall in the next calendar month, in which case it shall be brought forward to the preceding Business Day (each such date, a "Quarterly Interest Payment Date"). In the event any Semi-annual Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day and no interest shall accrue as a result of such postponement. Any installment of interest (or portion thereof) deferred in accordance with Section 2.1(g) or otherwise unpaid shall bear additional interest, to the extent permitted by law, at the rate of interest then in effect from time to time on the Debentures, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with Section 2.1(h).

      (f) To Whom Interest is Payable. Interest (other than deferred interest which shall be payable to the Persons specified pursuant to Section 2.1(g)(ii)) shall be payable to the Person in whose name the Debentures are registered at the close of business on the Business Day next preceding the Interest Payment Date, or in the event the Debentures cease to be held in the form of one or more Global Securities, at the close of business on the date 15 days prior to that Interest Payment Date, whether or not a Business Day.

      (g) Option to Defer Interest Payments.

            (i) The Company shall have the right, at any time and from time to time prior to the Final Maturity Date, to defer the payment of interest on the

      Debentures for one or more consecutive Interest Periods that do not exceed 10 years; provided that no Deferral Period shall extend beyond the Final Maturity Date or the earlier redemption of the Debentures. If an Event of Default has occurred and is continuing or the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary, subject to the exceptions specified in clause (vii) of this Section 2.1(g), to: (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any Capital Stock of the Company, (b) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any debt securities of the Company that rank pari passu with or junior to the Debentures or (c) make any payments with respect to any Guarantee by the Company of the junior subordinated debt securities of any Subsidiary if such Guarantee ranks pari passu with, or junior in interest to, the Debentures.

            (ii) At the end of any Deferral Period, the Company shall pay all deferred interest on the Debentures (together with compounded interest thereon, if any, to the extent permitted by applicable law), to the Person in whose name the Debentures are registered at the close of business on the Business Day next preceding the Interest Payment Date at the end of such Deferral Period or, in the event the Debentures cease to be held in the form of one or more Global Securities, at the close of business on the date 15 days prior to the end of the Deferral Period, whether or not a Business Day.

            (iii) Upon termination of any Deferral Period and upon the payment of all deferred interest and any compounded interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period pursuant to clause (i) of this Section 2.1(g).

            (iv) The Company may elect to pay deferred interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.1(h).

            (v) The Company shall give written notice to the Trustee and the Holders of the Debentures of its election to begin any Deferral Period at least one Business Day prior to the Regular Record Date for that Interest Payment Date. Notwithstanding the previous sentence, the Company's failure to pay any interest due within five Business Days after any Interest Payment Date shall automatically and without any further action by any Person be deemed to commence a Deferral Period.

            (vi) If any Deferral Period lasts longer than one year, the Company shall not, and shall cause its Subsidiaries not to purchase, redeem or otherwise acquire any securities ranking junior to or pari passu with any APM Qualifying

      Securities the proceeds of which were used to pay deferred interest during such Deferral Period until the first anniversary of the date on which all deferred interest has been paid, subject to the exceptions set forth in clause (vii) below. If the Company is involved in a Business Combination where immediately after the consummation of the Business Combination more than 50% of the surviving or resulting entity's Voting Stock is owned by the shareholders of the other party to the Business Combination or Continuing Directors cease for any reason to constitute a majority of the directors of the surviving or resulting entity, then neither the restrictions set forth in this clause (vi) nor the provisions of Section 2.1(h) shall apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of the Business Combination.

            (vii) The restrictions in clauses (i) and (vi) of this Section 2.1(g) do not apply to (a) purchases, redemptions or other acquisitions of shares of the Company's Capital Stock in connection with (1) any Employee Benefit Plan or the Assurance Agreement or (2) a dividend reinvestment, stock purchase plan or other similar plan, (b) any exchange or conversion of any class or series of the Company's Capital Stock (or the Capital Stock of any Subsidiary) for any class or series of the Company's Capital Stock or of any class or series of Indebtedness of the Company for any class or series of the Company's Capital Stock, (c) the purchase of fractional interests in shares of the Capital Stock of the Company in accordance with the conversion or exchange provisions of the Company's Capital Stock or the security or instrument being converted or exchanged,
      (d) any declaration of a dividend in connection with any stockholders' right plan, or the issuance of rights, equity securities or other property under any stockholders' right plan, or the redemption or repurchase of rights in accordance with any stockholders' rights plan, (e) any dividend in the form of equity securities, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such equity securities,
      (f) any payment during a Deferral Period of current interest in respect of any debt securities of the Company that rank pari passu with the Debentures that is made pro rata to the amounts due on such pari passu securities and on the Debentures and any payments of deferred interest on such pari passu securities that, if not made, would cause the Company to breach the terms of the instrument governing such pari passu securities (provided that such payments are made in accordance with Section 2.1(h) to the extent it applies), (g) any payment of principal in respect of pari passu securities having an earlier scheduled maturity date than the Debentures, as required under a provision of such pari passu securities that is substantially the same as Section 2.1(d) or any such payment in respect of any such pari passu securities having the same scheduled maturity date as the Debentures that is made on a pro rata basis among one or more series of such securities and the Debentures or (h) any repayment or redemption of a security necessary to avoid a breach of the instrument governing that security.

      (h) Payment of Deferred Interest. The Company shall not pay deferred interest (including compounded interest thereon) on the Debentures on any Interest Payment Date during any Deferral Period from any source other than Eligible APM Proceeds unless (x) required by an applicable regulatory authority,
(y) permitted under clause (vi) of Section 2.1(g) or (z) an Event of Default has occurred and is continuing. Notwithstanding the foregoing, the Company may pay current interest during a Deferral Period from any available funds. To the extent that the Company is able to raise some, but not all, Eligible APM Proceeds to pay accrued and unpaid interest on the applicable Interest Payment Date, such Eligible APM Proceeds shall be allocated first to deferred payments of accrued and unpaid interest in chronological order based on the date each payment was first deferred. If any Indebtedness of the Company that ranks pari passu with the Debentures is outstanding in addition to the Debentures under which the Company is obligated to sell APM Qualifying Securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of Eligible APM Proceeds received by the Company from such sales and available for payment of the deferred interest and distributions shall be applied to the Debentures and such pari passu securities on a pro rata basis up to, in the case of Common Stock, the Stock and Warrant Issuance Cap and the Maximum Share Number, in the case of Qualifying Warrants, the Stock and Warrant Issuance Cap and the Maximum Warrant Number and, in the case of Qualifying Non-Cumulative Preferred Stock, the Preferred Stock Issuance Cap (or comparable provisions in the instruments governing such pari passu securities) in proportion to the total amounts that are due on the Debentures and such pari passu securities. The Company may make such pro rata payments on such pari passu securities so long as it shall have paid or deposited with the paying agent for the Debentures or shall have segregated and holds in trust for payment the pro rata proceeds applicable to the Debentures that have not been paid. The "Maximum Share Number" will initially equal 100,000,000 and the "Maximum Warrant Number" will initially equal 100,000,000; provided that, if the number of issued and outstanding shares of Common Stock is changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Maximum Share Number and the Maximum Warrant Number shall be correspondingly adjusted in a manner reasonably determined by the Company. The Company may, at its discretion and without the consent of the holders of the Debentures, increase the Maximum Share Number or the Maximum Warrant Number or both (including through the increase of the Company's authorized share capital, if necessary) if the Company determines that such increase is necessary to allow the Company to issue sufficient Common Stock and/or Qualifying Warrants to pay deferred interest on the Debentures.

      (i) Alternative Payment Mechanism. Immediately following any APM Commencement Date and until the termination of the related Deferral Period, the Company will be required to use commercially reasonable efforts to sell APM Qualifying Securities until the Company has raised an amount of Eligible APM Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the Debentures

(including compounded interest thereon) and applied such Eligible APM Proceeds on the next Interest Payment Date to the payment of deferred interest (including compounded interest thereon) in accordance with Section 2.1(h); provided that:

            (1) the foregoing obligations shall not apply (i) during the first five years of any Deferral Period to the extent the number of shares of Common Stock issued and the number of shares of Common Stock subject to such Qualifying Warrants, together with the number of shares of Common Stock previously issued and the number of shares of Common Stock subject to Qualifying Warrants previously issued during such Deferral Period to pay interest on the Debentures pursuant to this Section 2.1(i), would, in the aggregate, exceed 2% of the total number of issued and outstanding shares of Common Stock as of the date of the Company's most recent publicly available consolidated financial statements on the date of determination (the "Stock and Warrant Issuance Cap") or (ii) to the issuance of Qualifying Non-Cumulative Preferred Stock at any time to the extent the Eligible APM Proceeds raised from such issuance, together with the Eligible APM Proceeds of all prior issuances of Qualifying Non-Cumulative Preferred Stock pursuant to this Section 2.1(i) applied to pay deferred interest on the Debentures, would exceed (pounds)187,500,000 plus 25% of the aggregate principal amount of any additional Debentures at the time of their initial issuance pursuant to Section 2.1(b) (the "Preferred Stock Issuance Cap");

            (2) the foregoing obligations shall not apply in respect of any Interest Payment Date if the Company shall have provided to the Trustee (which the Trustee will promptly forward upon receipt to each Holder of the Debentures whose name appears in the Security Register) no more than 30 and no less than 10 Business Days prior to such Interest Payment Date an Officers' Certificate stating that (i) a Market Disruption Event occurred after the immediately preceding Interest Payment Date and (ii) either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers' Certificate is provided or (B) the Market Disruption Event continued for only part of such period but the Company was unable after commercially reasonable efforts to raise sufficient Eligible APM Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers' Certificate is being delivered; and

            (3) to the extent that the Company has raised some but not all Eligible APM Proceeds necessary to pay all deferred interest on any Interest Payment Date, such Eligible APM Proceeds shall be applied in accordance with Section 2.1(h).

      Once the Company reaches the Stock and Warrant Issuance Cap for a Deferral Period, the Company will not be required to issue more shares of Common Stock or

Qualifying Warrants under this Section 2.1(i) during the first five years of such Deferral Period even if the Stock and Warrant Issuance Cap subsequently increases because of a subsequent increase in the number of outstanding shares of Common Stock. The Stock and Warrant Issuance Cap will cease to apply after the fifth anniversary of the commencement of any Deferral Period, at which point the Company must pay any deferred interest, regardless of the time at which it was deferred pursuant to Section 2.1(h), subject to the limitations in Section 2.1(g), the Preferred Stock Issuance Cap, the Maximum Share Number, the Maximum Warrant Number and any Market Disruption Event. In addition, if the Stock and Warrant Issuance Cap is reached during a Deferral Period and the Company subsequently pays all deferred interest, the Stock and Warrant Issuance Cap will cease to apply at the termination of such Deferral Period, reset to zero and will not apply again unless and until the start of a new Deferral Period. The Preferred Stock Issuance Cap shall not reset to zero even if the Company pays all deferred interest for a Deferral Period, and the Eligible APM Proceeds from sales of Qualifying Non-Cumulative Preferred Stock applied pursuant to Section 2.1(h) during such Deferral Period and all prior Deferral Periods cumulate as Qualifying Non-Cumulative Preferred Stock is issued to pay deferred interest. The Company will not be excused from its obligations under this Section 2.1(i) if it determines not to pursue or complete the sale of APM Qualifying Securities due to pricing, dividend rate or dilution considerations.

      (j) Events of Default. The Debentures shall not be entitled to the benefits of the Events of Default in clauses (1) through (4) of Section 501 of the Indenture. The Debentures shall be entitled to the benefits of the Events of Default in clauses (5) and (6) of Section 501 of the Indenture. The following events shall be Events of Default with respect to the Debentures (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article Fourteen of the Indenture or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

            (1) default in the payment of interest, including compounded interest, in full on any Debenture for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period;

            (2) default in the payment of the principal of the Debentures at the Final Maturity Date or upon a call for redemption;

Except as provided in this paragraph (j), no breach or default by the Company of any other covenant or obligation under the Indenture or the terms of the Debentures shall constitute an Event of Default.

      (k) Acceleration of Maturity; Rescission of Amendment. The remedies provided to the Trustee and Holders by Section 502 of the Indenture will apply only to an Event of Default under clause (1) of Section 2.1(j). If an Event of Default specified in

Section 501(5) or 501(6) of the Indenture occurs, then in every such case the principal amount of all the Debentures shall automatically become due and payable immediately, without any declaration or other action on the part of the Trustee or any Holder. An Event of Default in clause (2) of Section 2.1(j) shall not entitle the Holders to the benefits of Section 502 of the Indenture.

      (l) Collection of Indebtedness and Suits From Enforcement by Trustee. The Debentures shall not have the benefits of the first paragraph of Section 503 of the Indenture.

        (m) Limitation on Suits. For purposes of the Debentures, Section 507 of the Indenture is hereby amended (i) by adding "or Enforcement Event" after "Event of Default" in clause (1) thereof, and (ii) by adding at the end of clause (2) thereof: "or the Holders of no less than a majority in principal amount of the Outstanding Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Enforcement Event in its own name as Trustee hereunder;".

      (n) Unconditional Right of Holders to Receive Principal, Premium and Interest. For purposes of the Debentures, Section 508 of the Indenture is hereby amended and restated in its entirety:

      "Notwithstanding any other provision in this Indenture or the Second Supplemental Indenture, the Holder of any Debenture shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and (subject to Section 2.1(g)(ii) of the Second Supplemental Indenture and Section 307 of the Indenture) interest on such Debenture when due, it being understood (i) that, in the case of a Deferral Period, interest shall only become due and payable at the time and in the manner provided for in Sections 2.1(g) and (h) of the Second Supplemental Indenture, and interest shall, in the case of Section 2.1(i) of the Second Supplemental Indenture, only become due and payable in the amount determined in accordance with such Section, and (ii) that the extent to which Holders have a right to receive payment of principal on any Repayment Date is determined in accordance with Section 2.1(d) of the Second Supplemental Indenture. Any Holder's right to institute suit for the enforcement of any such payment, and such rights referred to in this
      Section 508 shall not be impaired without the consent of such Holder."

For the purposes of Section 316(b) of the Trust Indenture Act, it is understood and agreed that no payment of principal or interest shall be deemed due and payable under the provisions of Sections 2.1(d), 2.1(g)(ii) and 2.1(h) until the Company has received Eligible Repayment Proceeds or Eligible APM Proceeds, respectively, to pay such principal or interest.

      (o) Waiver of Past Defaults. Notwithstanding anything to the contrary in
Section 513 of the Indenture, for the purposes of the Debentures, a past default that is an Event of Default under Section 501(5) or 501(6) of the Indenture cannot be waived, with respect to the Debentures and its consequences, without the consent of each Holder of the Debentures.

      (p) Notice of Defaults and Enforcement Events. For purposes of the Debentures, Section 602 of the Indenture is hereby amended (i) by adding "and Enforcement Events" after "Defaults" in the header thereof, and (ii) by adding "or Enforcement Event" after "default" in the first and second line of such Section.

      (q) Redemption. The Debentures shall be redeemable in accordance with Article Eleven of the Indenture, provided that the Debentures are redeemable at any time (i) in whole but not in part at the option of the Company prior to March 15, 2017, (ii) in whole but not in part upon the occurrence of a Rating Agency Event or a Tax Event, (iii) in whole or in part at the option of the Company on any Interest Payment Date on or after March 15, 2017, or (iv) in whole but not in part, at any time at the option of the Company, if the Company becomes obligated to pay Additional Amounts pursuant to Section 2.1(r), other than as a result of an event that would, upon receipt of the required opinion of counsel, constitute a Tax Event, at a "Redemption Price" equal to (1) 100% of their principal amount plus accrued and unpaid interest to the Redemption Date or (2) in the case of any such redemption prior to March 15, 2017 pursuant to clause (i) or (ii) above, if greater, the applicable Make-Whole Redemption Price plus accrued and unpaid interest to the Redemption Date. For purposes of the Debentures, the first sentence of Section 1104 of the Indenture is replaced in its entirety with the following: "Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing in the Security Register". For purposes of the Debentures, the following is inserted in Section 1103 after "as" and before "the Trustee":
"may be required by any national securities exchange on which the Debentures may be listed, or, if not listed,".

      (r) Additional Amounts. The Company will, subject to the exceptions and limitations set forth below, pay additional amounts ("Additional Amounts") on the Debentures, including payment of principal of and interest, with respect to any Beneficial Owner of the Debentures that is a Non-U.S. Person to ensure that each Net Payment by the Company or any Paying Agent to that Non-U.S. Person on the Debentures will not be less, due to the payment of U.S. withholding tax, than the amount otherwise then due and payable.

      Notwithstanding the foregoing, the Company's foregoing obligations to pay Additional Amounts shall not apply:

      (i) if a payment on the Debentures is reduced as a result of any tax, assessment or governmental charge that is imposed or withheld solely by reason of the Beneficial Owner:

      A) having, having had or being considered as having had a relationship with the U.S. as a citizen or resident or otherwise;

      B) being treated as present in, or engaged in, or being treated as having been present in or engaged in a trade or business in the U.S. or having or having had a permanent establishment in the U.S.;

      C) being or having been a personal holding company, a foreign private foundation or other foreign tax-exempt organization, a passive foreign investment company, a controlled foreign corporation with respect to the U.S., or a corporation that has accumulated earnings to avoid U.S. federal income tax;

      D) owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of the Company's Capital Stock that is entitled to vote; or

      E) being a bank (i) purchasing Debentures in the ordinary course of its lending business or (ii) that is neither (A) buying the Debentures for investment purposes only nor (B) buying the Debentures for resale to a third party that either is not a bank or holding the Debentures for investment purposes only.

      (ii) to any holder that is a fiduciary, a partnership, a limited liability company, another fiscally transparent entity or that is not the sole Beneficial Owner of the Debentures or any portion of the Debentures, but only to the extent that a beneficiary or settlor in relation to the fiduciary, or a Beneficial Owner, partner or a member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had such beneficiary, settlor, Beneficial Owner, partner, or member received directly its beneficial or distributive share of the payment;

      (iii) if a payment on the Debentures is reduced as a result of any tax, assessment or governmental charge that is imposed or withheld by reason of the failure of the Beneficial Owner or any other Person to comply with applicable certification, identification, documentation or other information reporting requirements, if compliance is required by statute or by regulation of the U.S. or by an applicable income tax treaty to which the U.S. is a party as a precondition to exemption from such tax, assessment or other governmental charge;

      (iv) if a payment on the Debentures is reduced as a result of any tax, assessment or governmental charge that is collected or imposed by any method other than by withholding by the Company or a Paying Agent from a payment on such Debentures;

      (v) if a payment on the Debentures is reduced as a result of any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the Beneficial Owner of a Debenture for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

      (vi) if a payment on the Debentures is reduced as a result of any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment, withholding, deduction or other governmental charge;

      (vii) if a payment on the Debentures is reduced as a result of any tax, assessment or other governmental charge any withholding agent (within the meaning of the applicable rules) must withhold from any payment of principal of or interest on any Debentures, if such payment can be made without such withholding by any other withholding agent;

      (viii) if a payment on the Debentures is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced to conform to, any such Directive;

      (ix) if a payment on the Debentures is reduced as a result of any combination of the above clauses (i) through (viii) of this Section 2.1(r).

      Except as provided in this Section 2.1(r), the Company shall have no obligation to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

      (s) Replacement Capital Covenant. The Company shall not modify the Replacement Capital Covenant to (A) amend the definitions incorporated into this Second Supplemental Indenture pursuant to Section 1.2.3(b) in a manner adverse to the Holders or (B) impose additional restrictions on the type or amount of Qualifying Capital Securities that the Company may include for purposes of determining the extent to which repayment, redemption, defeasance or repurchase of the Debentures is permitted, except with the consent of the holders of a majority of the principal amount of Outstanding Debentures. Except as expressly provided in the preceding sentence, the Company may modify the Replacement Capital Covenant at any time and in any manner without the consent of the Holders of the Debentures.

      (t) Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. To the extent permitted by law, each Holder, by such Holder's acceptance of the Debentures, agrees that if a Bankruptcy Event shall occur prior to the redemption, repayment or defeasance of such Debentures, such Holder shall only have a claim for deferred and unpaid interest (including compounded interest thereon) to the extent such interest (including compounded interest thereon) relates to the earliest two years of the portion of the Deferral Period for which interest has not so been paid.

      (u) Sinking Fund; Holder Repurchase Right. The Debentures shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders.

      (v) Forms. The Debentures shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

      (w) Subordination. The Debentures shall be subject to Article XIV of the Indenture, subject to the following modifications:

            (i) For purposes of the Debentures, the "or" before clause (iii) of the definition of Senior Debt in the Indenture is deleted, the following clauses are added to the definition of Senior Debt in the Indenture after the word "contracts," in clause (iii) for purposes of the Debentures:

      ", (iv) any subordinated or junior subordinated debt that by its terms is not expressly pari passu or subordinated to the Debentures, (v) any Guarantee of any indebtedness, obligation or security issued by any Person that is an Affiliate of the Company and such Person is viewed by the Company as a vehicle to finance its operations, and (vi) Indebtedness of the Company to its Subsidiaries"; and

            (ii) For purposes of the Debentures, the following provision is added to the end of the definition of Senior Debt in the Indenture after the word "Securities": "provided that (a) trade account payables and accrued liabilities arising in the ordinary course of the Company's business, (b) the Company's 6.25% Series A-1 Junior Subordinated Debentures and 4.875% Series A-3 Junior Subordinated Debentures and (c) any other indebtedness, Guarantee or other obligation that is specifically designated as being subordinate, or not superior, in right of payment to the Debentures, shall not be considered Senior Debt".

            (iii) For purposes of the Debentures, the provisions of Section 1404 of the Indenture shall only apply in the case where (A) there has been an event of default with respect to Senior Debt within the meaning of clause (i) of the definition of Senior Debt, (B) the principal amount of such Senior Debt has been accelerated, (C) the outstanding principal amount of Senior Debt at the time of acceleration is at least $100,000,000 and (D) the event of default or acceleration has not been cured, waived, or otherwise ceased to exist. In no other case and to no other Senior Debt shall Section 1404 apply.

            (iv) The Debentures shall rank pari passu with the Company's 6.25% Series A-1 Junior Subordinated Debentures and 4.875% Series A-3 Junior Subordinated Debentures.

      (x) Registrar, Paying Agent, Authenticating Agent and Place of Payment. The Company hereby appoints The Bank of New York as Security Registrar, Authenticating Agent and Paying Agent with respect to the Debentures. The Debentures may be surrendered for registration of transfer and for exchange at the office or agency of the Company maintained for such purpose in the City of New York, New York and at any other office or agency maintained by the Company for such purpose. The Place of Payment for the Debentures shall be the Paying Agent's office in New York, New York.

      (y) Defeasance. Until March 15, 2017, the Debentures will be subject to Sections 1302 and 1303 of the Indenture except that all references to U.S. Government Obligations shall be replaced by "United Kingdom Obligations".


                                  ARTICLE THREE

                           REPAYMENT OF THE DEBENTURES

      3.1. REPAYMENT. The Company shall, not more than 30 nor less than 10 Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of the principal amount of Debentures to be repaid on such date pursuant to Section 2.1(d).

      3.2. SELECTION OF SECURITIES TO BE REPAID. If less than all the Debentures are to be repaid on any Repayment Date, the particular Debentures to be repaid shall be selected not more than 30 days prior to such Repayment Date by the Trustee, from the Outstanding Debentures not previously repaid or redeemed or as to which notice of repayment or redemption has been given, by such other method as the Trustee may deem fair and appropriate and which may provide for the selection for repayment of a portion of the principal amount of any Debenture, provided that the portion of the principal amount of any Debenture not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination).

      The Trustee shall promptly notify the Company in writing of the Debentures selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Debentures shall relate, in the case of any Debenture repaid or to be repaid only in part, to the portion of the principal amount of such Debenture which has been or is to be repaid.

      3.3. NOTICE OF REPAYMENT. Notice of repayment shall be given by first-class mail, postage prepaid, mailed not later than the 15th calendar day, and not earlier than the 10th calendar day, prior to the Repayment Date, to each Holder of Debentures to be repaid, at the address of such Holder as it appears in the Security Register.

      Each notice of repayment shall identify the Debentures to be repaid (including CUSIP number, if a CUSIP number has been assigned to the Debentures) and shall state:

      (a) the Repayment Date;

      (b) if less than all Outstanding Debentures are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Debentures to be repaid;

      (c) that on the Repayment Date, the principal amount of the Debentures or portions thereof to be repaid will become due and payable, and that interest thereon, if any, shall cease to accrue on and after said date;

      (d) whether any deferred interest shall remain outstanding on any Debentures to be repaid, and if so, the amount of such deferred interest and that compound interest thereon shall continue to accrue on and after said date until paid; and

      (e) the place or places where such Debentures are to be surrendered for payment of the principal amount thereof.

      Notice of repayment shall be given by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company and shall be irrevocable.

      3.4. DEPOSIT OF REPAYMENT AMOUNT. Prior to 10:00 a.m., New York City time, on the Repayment Date specified in the notice of repayment given as provided in
Section 3.3, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 1003 of the Indenture) an amount of money sufficient to pay the principal amount of, and (except to the extent the payment of such accrued interest shall be prohibited pursuant to
Section 2.1(h)) any accrued interest (including compounded interest) on, all the Debentures which are to be repaid on that date.

      3.5. PAYMENT OF DEBENTURES SUBJECT TO REPAYMENT. If any notice of repayment has been given as provided in Section 3.3, the Debentures or portion of the Debentures with respect to which such notice has been given shall become due and payable on the Repayment Date. On presentation and surrender of such Debentures as provided in the notice of repayment, such Debentures or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest (including any compounded interest) to the Repayment Date (except to the extent the payment of such accrued interest shall be prohibited pursuant to Section 2.1(h)); provided that, except in the case of a repayment in full of all Outstanding Debentures, installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such Debentures, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 307 of the Indenture and Section 2.1(g)(ii) of this Second Supplemental Indenture.

      Section 1107 of the Indenture shall apply to any Debenture repaid in part pursuant to this Article III.

      If any Debenture subject to repayment shall not be so repaid upon surrender thereof, the principal of such Debenture shall, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefore in the Debenture.

                                  ARTICLE FOUR

                                  MISCELLANEOUS

SECTION 4.1 RELATIONSHIP TO EXISTING INDENTURE

      The Second Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Debentures, the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 4.2 MODIFICATION OF THE EXISTING INDENTURE

      Except as expressly modified by this Second Supplemental Indenture, the provisions of the Indenture shall govern the terms and conditions of the Debentures.

SECTION 4.3 GOVERNING LAW

      This instrument shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4.4 COUNTERPARTS

      This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 4.5 TRUSTEE MAKES NO REPRESENTATION

      The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture (except for its execution thereof and its certificates of authentication of the Debentures).

      IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested all as of the day and year first above written.

                              AMERICAN INTERNATIONAL GROUP, INC.


                              By /s/ Robert A. Gender
                                ----------------------------------------
                                  Name:   Robert A. Gender
                                  Title:  Vice President and Treasurer

Attest:


    /s/ Kathleen E. Shannon
------------------------------


                              THE BANK OF NEW YORK,
                              as Trustee


                              By /s/ Julie Salovitch-Miller
                                ----------------------------------------
                                  Name:   Julie Salovitch-Miller
                                  Title:  Vice President

                                                                         ANNEX A

      THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.


                       AMERICAN INTERNATIONAL GROUP, INC.

Registered No.                                             ISIN:
L                                                     CUSIP No.:

      American International Group, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, the principal sum of
pounds Sterling (              ) on March 15, 2067, or if such day is not a
Business Day, the following Business Day (the "Final Maturity Date"); provided that the principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on March 15, 2037, or if such day is not a Business Day, the next Business Day (the "Scheduled Maturity Date"), or any subsequent Interest Payment Date (as hereinafter defined) to the extent set forth in the Indenture hereinafter referred to. As provided in the Indenture, the principal of this Security is payable on the Scheduled Maturity Date only to the extent the Company has raised sufficient Eligible Repayment Proceeds. The Company's obligation to raise Eligible Repayment Proceeds is subject to certain limitations and restrictions described in the Second Supplemental Indenture hereinafter referred to. In connection with the issuance of this Security, the Company has entered into a Replacement Capital Covenant that contains restrictions on the Company's ability to repay the principal of this Security.

      This Security shall bear interest (i) from and including March 15, 2007 to but excluding March 15, 2017 at the rate of 5.75% per annum semi-annually in arrears on March 15 and September 15 in each year, commencing September 15, 2007 (computed on the basis of the number of days from and including the date on which interest begins to accrue during the relevant Interest Period to but excluding the scheduled date on which such interest is payable, divided by the number of days in the relevant Interest Period (including the first day but excluding the last day of such Interest Period)), and (ii) from and including March 15, 2017, at an annual rate equal to Three-month Sterling LIBOR (as defined in the Indenture) plus 1.705% (computed on the basis of a 365-day year and the actual number of days elapsed), payable (subject to deferral as set forth herein and in the Indenture) quarterly in arrears on March 15, June 15, September 15 and December 15 in each year, commencing June 15, 2017, until the principal hereof is paid or made available for payment (each such date referred to in clause (i) or (ii), an "Interest

Payment Date"). In the event that any Interest Payment Date on or before March 15, 2017 would otherwise fall on a day that is not a Business Day, the interest payment due on that date shall be postponed to the next day that is a Business Day and no interest shall accrue as a result of that postponement. In the event that any Interest Payment Date after March 15, 2017 would otherwise fall on a day that is not a Business Day, that Interest Payment Date shall be postponed to the next day that is a Business Day; however, if the postponement would cause the day to fall in the next calendar month, the Interest Payment Date will instead be brought forward to the immediately preceding Business Day. Any installment of interest (or portion thereof) deferred in accordance with the Indenture or otherwise unpaid on the relevant Interest Payment Date shall bear interest, to the extent permitted by law, at the rate of interest then in effect on this Security, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with the Indenture.

      A "Business Day" shall mean any day other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (ii) a day that is not a London Banking Day.

      The interest (other than deferred interest) so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered (i) at the close of business on the Business Day next preceding the Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the close of business on the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date if this Security is not issued in the form of a Global Security. Any such interest not so punctually paid or duly provided for (other than deferred interest) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Any deferred interest shall be payable to the holder of record of this Security as provided below.

      The Company shall have the right, at any time and from time to time, prior to the Final Maturity Date to defer the payment of interest on this Security for one or more consecutive Interest Periods that do not exceed 10 years; provided that no Deferral Period shall extend beyond the Final Maturity Date or the earlier redemption of the Securities of this series. As provided in the Indenture, the payment of deferred interest is subject to the Company's ability to raise Eligible APM Proceeds. The Company's obligation to raise Eligible APM Proceeds is subject to certain limitations, restrictions and exceptions described in the Second Supplemental Indenture.

      At the end of any Deferral Period, the Company shall pay all deferred interest on this Security (together with compounded interest thereon, if any, to the extent permitted by applicable law), to the Person in whose name this Security is registered at the close of business on the Business Day next preceding the Interest Payment Date at the end of such Deferral Period or, in the event this Security ceases to be held in the form of a Global Security, at the close of business on the date 15 days prior to the end of the Deferral Period, whether or not a Business Day. Upon termination of any Deferral Period and upon the payment of all deferred interest and any compounded interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period, subject to the above requirements and those in the Indenture. The Company may elect to pay deferred interest on any Interest Payment Date during any Deferral Period to the extent permitted, and shall pay deferred interest (including compounded interest thereon) to the extent required, by the Indenture.

      To the extent permitted by law, each Holder of this Security, by such Holder's acceptance of this Security agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of this Security, such Holder shall only have a claim for deferred and unpaid interest (including compounded interest thereon) to the extent such interest (including compounded interest thereon) relates to the earliest two years of the portion of the Deferral Period for which interest has not so been paid.

      The Company shall give written notice to the Trustee and the Holders of this Security of its election to begin any Deferral Period at least one Business Day prior to the Regular Record Date for that Interest Payment Date, provided, however, that the Company's failure to pay any interest due within five Business Days after any Interest Payment Date shall automatically and without any further action by any Person be deemed to commence a Deferral Period.

      Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, and will be made in Sterling; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. If Sterling is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond its control or Sterling is no longer used by the United Kingdom as its currency, then all payments in respect of this Security will be made in U.S. dollars until Sterling is again available to the Company or so used. The amount payable on any date in Sterling will be converted into U.S. dollars on the basis of the most recently available market exchange rate for Sterling as determined by the Calculation Agent. Any payment in U.S. dollars as described above will not be deemed a default or Enforcement Event under the Indenture.

      Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

      Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.



Dated:

                                                   AMERICAN INTERNATIONAL GROUP,
                                                   INC.

                                                   By:
                                                       Name:
                                                       Title:


Attest:
       Name:
       Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.


Dated:

                                                   THE BANK OF NEW YORK,
                                                     as Trustee

                                                   By:
                                                       Name:
                                                       Title:

                               REVERSE OF SECURITY

      This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under a Junior Subordinated Debt Indenture, dated as of March 13, 2007 (herein called the "Base Indenture"), which term shall have the meaning assigned to it in such instrument, as supplemented by a Second Supplemental Indenture, dated as of March 15, 2007 (herein called the "Second Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), in each case, between the Company and The Bank of New York, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Debt and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof limited in aggregate principal amount to (pounds) 750,000,000 (except for Securities authenticated and delivered upon registration or transfer of, or exchange for, or in lieu of, other Securities pursuant to Section 304, 305, 306, 906, or 1107 of the Base Indenture or Section 3.5 of the Second Supplemental Indenture); provided, however, that the Company may from time to time authenticate and deliver under the Indenture up to (pounds) 750,000,000 additional principal amount of Securities which may accrue interest from a different date than this Security, as may be specified pursuant to Section 301 of the Base Indenture, so long as the company reasonably determines that the additional Securities so authenticated and delivered will be fungible for United States federal income tax purposes.

      All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

      The Securities of this series are subject to redemption upon not less than 10 days nor more than 60 days' prior notice by first class mail, postage pre-paid, to each Holder of Securities to be redeemed, at any time (i) in whole but not in part at the option of the Company prior to March 15, 2017, (ii) in whole but not in part upon the occurrence of a Rating Agency Event or a Tax Event, (iii) in whole or in part at the option of the Company on any Interest Payment Date on or after March 15, 2017 or (iv) in whole but not in part at the option of the Company if the Company becomes obligated to pay Additional Amounts, other than as a result of an event that would, upon receipt of the required opinion of counsel pursuant to the definition of Tax Event, constitute a Tax Event, at a "Redemption Price" equal to (1) 100% of their principal amount plus accrued and unpaid interest to the Redemption Date or (2) in the case of any such redemption prior to March 15, 2017 pursuant to clause (i) or (ii) above, if greater, the applicable Make-Whole Redemption Price plus accrued and unpaid interest to the Redemption Date.

      In the event of a redemption of this Security in part only a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation thereof.

      The Company will, subject to the exceptions and limitations set forth in the Second Supplemental Indenture, pay Additional Amounts on this Security with respect to any Beneficial Owner of all or any portion of this Security that is a Non-U.S. Person to ensure that each Net Payment by the Company or Paying Agent on such portion of this Security, including payment of principal and interest, that it beneficially owns will not be less, due to any present or future tax, assessment or governmental charge of the U.S. or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, than the amount that would have been payable in respect of such portion of this Security had no withholding been required. For all purposes of this Security, any Additional Amounts that are payable shall be treated as interest on this Security.

      The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and
(c) appoints the Trustee as his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or Guaranteed, and waives reliance by each such holder of Senior Debt upon said provisions.

      The Indenture contains provisions for defeasance of the entire indebtedness of this Security at any time prior to March 15, 2017 upon compliance with certain conditions set forth in the Indenture.

      The Securities of this series are entitled to the benefits of the Events of Default described in Section 2.1(j) of the Second Supplemental Indenture and the Enforcement Events as defined in the Second Supplemental Indenture. The Holder of this Security and the Trustee shall be entitled to the remedies provided by Section 502 of the Base Indenture only if an Event of Default specified in clause (1) of Section 2.1(j) of the Second Supplemental Indenture shall occur with respect to the Securities of this series. If an Event of Default specified in Section 501(5) or Section 501(6) of the Base Indenture shall occur with respect to the Securities of this series, then in every such case the principal amount of all the Securities of this series shall become automatically due and payable immediately, without any declaration or other action on the part of the Trustee or any Holder. An Event of Default specified in clause (2) of Section 2.1(j) of the Second Supplemental Indenture shall not entitle the Holders to the benefits of Section 502 of the Base Indenture.

      The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of

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
a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

      As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default or Enforcement Event with respect to the Securities of this series, the Holders of not less than 25% (or, in the case of an Enforcement Event, a majority) in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or Enforcement Event, as the case may be, as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates to the extent provided by Section 2.1(n) of the Second Supplemental Indenture.

      As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

      The Securities of this series are issuable only in fully registered form without coupons in denominations of (pounds) 50,000 and even multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

      No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

      The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that, for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.

      THE BASE INDENTURE, THE SECOND SUPPLEMENTAL INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


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